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                                                                     EXHIBIT 2.2

                           CONFIDENTIALITY AGREEMENT

         This CONFIDENTIALITY AGREEMENT (the "Agreement"), made and entered into by and between Amos Energy Corporation, a Texas corporation ("Atmos"), and United Cities Gas Company, an Illinois and Virginia corporation ("United Cities"), and effective as of this 5th day of July, 1996,

                             W I T N E S S E T H:

         WHEREAS, the parties hereto have indicated an interest in exchanging and reviewing certain information concerning one another in connection with a possible negotiated merger of United Cities and Atmos, subject to approval by the boards of directors and shareholders of United Cities and Atmos (the "Possible Transaction");

         WHEREAS, each party may furnish to the other certain information about such party that may be confidential, proprietary or otherwise not generally available to the public in connection with the Possible Transaction; and

         WHEREAS, this Agreement is not intended to create any obligations for either party hereto with respect to the Possible Transaction, other than the confidentiality and related agreements expressly set forth herein, and no other contract or agreement providing for the Possible Transaction shall be deemed to exist between the parties hereto.

         NOW, THEREFORE, for and in consideration of the premises and the agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.   Nondisclosure of Confidential Information.  Neither Atmos nor
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    United Cities shall use Confidential Information (as defined below) other than in connection with the Possible Transaction, and each of Atmos and United Cities will keep the Confidential information confidential. The Confidential Information may be disclosed to the directors, officers, employees, consultants and agents of a party (collectively, "Representatives") only on a need-to-know basis in connection with the Possible Transaction. It is understood that (i) such Representatives will be informed by Atmos or United Cities, as applicable, of the confidential nature of the Confidential Information and the requirement that it not be used other than in connection with the Possible Transaction, (ii) such Representatives will be bound by the terms of this Agreement and (iii) each party hereto will be responsible for any breach of this Agreement by any of its Representatives.

         2.  Definition of "Confidential Information."  As used in this
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    Agreement, "Confidential Information" means all information that is furnished to a party (a "receiving party") or its Representatives by the other party (a "disclosing party") that concerns the Possible Transaction, the disclosing party or its stockholders, affiliates or subsidiaries, and which is either confidential or proprietary or otherwise not generally available to the public. Notwithstanding the foregoing, the following information will not constitute "Confidential Information" for purposes of this Agreement: (a) information which is or

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becomes generally available to the public other than as a result of a disclosure by a receiving party or its Representatives; (b) was available to a receiving party or its Representatives on a nonconfidential basis prior to its disclosure by a disclosing party to a receiving party in connection with the Possible Transaction; or (c) becomes available to a receiving party or its Representatives on a nonconfidential basis from a person, other than a disclosing party, who is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party or otherwise prohibited from transmitting such information to the receiving party or its Representatives.

     3.  Nondisclosure of Discussions. Except as may be required by applicable
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law or stock exchange rules, without the prior written consent of both parties, no party shall disclose to any person either the fact that the Confidential Information has been made available to any party, or any other facts with respect to the Possible Transaction.

     4.  Notice Preceding Compelled Disclosure. If a receiving party or any of
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its Representatives is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party shall promptly notify the disclosing party of such request or requirement, if that notification can be made without violating the terms of such request or requirement, so that the disclosing party may seek an appropriate protective order or waive compliance with this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, a receiving party or its Representatives are, in the written opinion of their legal counsel, compelled to disclose the Confidential Information, such receiving party or its Representatives may disclose that portion of the Confidential Information that its counsel advises it that it is compelled to disclose.

     5.  Return of Information. At any time upon the request of a disclosing
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party, a receiving party will promptly deliver to the disclosing party all of the Confidential Information furnished by such disclosing party, without retaining copies thereof; provided, however, that any analyses, compilations, studies or other documents that a receiving party or its Representatives may have prepared that contain or otherwise reflect such Confidential Information may be either returned to the disclosing party, or destroyed, at the election of the receiving party in its sole discretion.

     6.  Term. Unless the Confidential Information becomes public at an earlier
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date, the parties' and their respective Representatives' obligations under this
Agreement shall terminate two years from the date of this Agreement.

     7.  Remedies. Amos and United Cities hereby acknowledge and agree that
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money damages would not be a sufficient remedy for any breach of this Agreement, and a disclosing party will be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement by a receiving party or any of its


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Representatives, but will be in addition to all other remedies available at law or in equity to a disclosing party.

      8.   No Further Agreement. This Agreement constitutes the entire agreement
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between the parties hereto concerning the subject matter hereof. This Agreement does not constitute an offer to engage in any transaction, including without limitation, the Possible Transaction, it does not impose any obligation to bargain in good faith in connection therewith, and no party hereto intends to be bound by any agreement concerning a Possible Transaction unless and until it agrees to and signs a formal written contract approved by its board of directors. Either party may terminate discussions regarding the Possible Transaction at any time, for any reason. Each party is free to pursue any other possible business transactions with any other persons at any time, and without any obligations to notify the other party that any such transaction is being considered, including any merger or other business combination. This Agreement imposes no obligation or duty on either party to disclose any particular information to the other party. No person may reasonably rely on any promises inconsistent with this paragraph.

     9.   Choice of Law. This Agreement shall be governed by and in accordance
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with the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

     IN WITNESS WHEREOF, the undersigned have executed this Confidentiality Agreement as of the date first written above.

ATMOS ENERGY CORPORATION                UNITED CITIES GAS COMPANY



By: /s/ James F. Purser                 By: /s/ James B. Ford
   ----------------------                  -----------------------
        James F. Purser                         James B. Ford
        Executive Vice President and            Senior Vice President and
        Chief Financial Officer                 Treasurer



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